Exhibit 23.10

CONSENT OF PETERS GEOSCIENCES

The undersigned hereby consents to:

(i)the filing of the written disclosure (the “Technical Disclosure”) regarding:
(a)     the technical report entitled “Updated Report on The Daneros Mine Project, San Juan County, Utah, U.S.A.” dated March 2, 2018;
(b)     the technical report entitled “Updated Technical Report on Energy Fuels Resources Corporation’s Whirlwind Property (Including Whirlwind, Far West, and Crosswind Claim Groups and Utah State Metalliferous Minerals Lease ML-49312), Mesa County, Colorado and Grand County, Utah,” dated March 15, 2011;
(c)     the technical report entitled “Updated Technical Report on Sage Plain Project (Including the Calliham Mine), San Juan County, Utah USA” dated March 18, 2015; and
(d)     the technical report entitled “Technical Report on Energy Fuels Inc.’s La Sal District Project,” dated March 25, 2014,

contained in the Annual Report on Form 10-K for the period ended December 31, 2020 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission;

(ii)    the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statements (File Nos. 333-253666, 333-226878 and 333-228158), and any amendments thereto (the “S-3s”);

(iii)    the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900 and 333-226654), and any amendments thereto (the “S-8s”); and

(iv)    the use of our name in the 10-K, the S-3s, and the S-8s.

PETERS GEOSCIENCES

/s/ Douglas C. Peters
Name: Douglas C. Peters
Title: President

Date: March 22, 2021